ROYALTY PHARMA PRESS RELEASE

ROYALTY PHARMA REPORTS FIRST QUARTER 2023 RESULTS

- **Net cash provided by operating activities (GAAP) of $1,034 million and Adjusted Cash Receipts[1] (non-GAAP) of $1,131 million**
- **Announced transactions of up to $1.6 billion in Q1 2023, including $600 million in upfront payments**
- **Reaffirmed 2023 Adjusted Cash Receipts[1] guidance (increased in March) of $2,850 to $2,950 million**

NEW YORK, NY, May 9, 2023 - Royalty Pharma plc (Nasdaq: RPRX) today reported financial results for the first quarter of 2023 and reaffirmed full year 2023 guidance for Adjusted Cash Receipts[1] (a non-GAAP financial measure). "We are delighted to report strong financial performance in the first quarter while advancing our mission of accelerating innovation in life sciences," said Pablo Legorreta, Royalty Pharma's founder and Chief Executive Officer. "We announced transactions of up to $1.6 billion to acquire royalties on three innovative therapies, which further diversified our portfolio. In addition, we announced a multi-year share repurchase program of up to $1.0 billion. This reflects our confidence in Royalty Pharma's attractive outlook for compounding growth and our disciplined capital allocation strategy to create shareholder value."

First quarter 2023 GAAP financial results benefited from Zavzpret milestone and portfolio strength

- Net cash provided by operating activities grew 125% to $1,034 million, reflecting $475 million Zavzpret milestone; Net cash used in investing activities was $559 million; Net cash used in financing activities was $210 million.
- Total income and other revenues increased 22% to $684 million.

First quarter 2023 non-GAAP financial results show strong double-digit growth

- Adjusted Cash Receipts[1] increased 87% to $1,131 million, driven by the Zavzpret milestone and strong portfolio performance, partially offset by royalty expirations, Imbruvica headwinds and unfavorable foreign exchange.
- Adjusted Cash Receipts[1] grew 11% prior to Biohaven related milestone and fixed payments.
- Adjusted EBITDA[2] grew 88% to $1,044 million; Adjusted Cash Flow[3] increased 165% to $973 million.

Acquired royalties on an established blockbuster and two exciting development-stage therapies

- Acquired royalty interests in Biogen's Spinraza (a blockbuster for spinal muscular atrophy), Novartis' pelacarsen (Phase 3, cardiovascular disease with multi-blockbuster potential) and Karuna's KarXT (Phase 3, schizophrenia with multi-blockbuster potential).

Multiple positive clinical and regulatory updates across the portfolio

- FDA granted approvals for Pfizer's Zavzpret (acute treatment of migraine), AstraZeneca's Airsupra (asthma), and Gilead's Trodelvy (HR+/HER2- metastatic breast cancer).
- Positive Phase 3 EMBARK study for Pfizer/Astellas' Xtandi (non-metastatic prostate cancer).

Financial guidance for 2023 (excludes contributions from new transactions)

- Royalty Pharma reaffirmed that 2023 Adjusted Cash Receipts[1] are expected to be between $2,850 million and $2,950 million, excluding transactions announced subsequent to the date of this release. This guidance was increased in March 2023 following receipt of the Zavzpret milestone.
- This guidance represents underlying growth of 4% to 9% prior to the Zavzpret milestone payment in 2023 and payments related to the Biohaven Preferred Shares in 2022[4].

Financial Summary	Three Months Ended March 31 (unaudited)		
($ and shares in millions)	2023	2022	Change
Net cash provided by operating activities (GAAP)	1,034	460	125%
Net cash (used in)/provided by investing activities (GAAP)	(559)	11	nm
Net cash used in financing activities (GAAP)	(210)	(221)	(5)%
Total income and other revenues (GAAP)	684	562	22%
Adjusted Cash Receipts[1] (non-GAAP)	1,131	605	87%
Adjusted EBITDA[2] (non-GAAP)	1,044	556	88%
Adjusted Cash Flow[3] (non-GAAP)	973	367	165%
Weighted average Class A shares outstanding - diluted	607	607	0%

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ROYALTY PHARMA PRESS RELEASE

First Quarter 2023 Financial Results

($ in millions)			Three Months Ended March 31 (unaudited) 2023	2022	Change
Net cash provided by operating activities (GAAP)			**1,034**	**460**	**125%**
Royalties:	**Marketers:**	**Therapeutic Area:**			
Zavzpret milestone[a]	Pfizer	Neurology	475	—	n/a
Cystic fibrosis franchise	Vertex	Rare disease	217	202	7%
Tysabri	Biogen	Neurology	86	97	(12)%
Imbruvica	AbbVie, J&J	Cancer	69	87	(21)%
Promacta	Novartis	Hematology	50	48	3%
Trelegy	GSK	Respiratory	48	—	n/a
Xtandi	Pfizer, Astellas	Cancer	44	43	1%
Tremfya	Johnson & Johnson	Immunology	32	28	12%
Evrysdi	Roche	Rare disease	18	9	91%
Cabometyx/Cometriq	Exelixis, Ipsen, Takeda	Cancer	16	13	21%
Farxiga/Onglyza	AstraZeneca	Diabetes	12	9	23%
Trodelvy	Gilead	Cancer	8	5	62%
Erleada	Johnson & Johnson	Cancer	7	5	40%
Orladeyo	BioCryst	Rare disease	7	4	53%
Crysvita	Ultragenyx, Kyowa Kirin	Rare disease	6	5	24%
Nurtec ODT/Biohaven payment[b]	Pfizer	Neurology	5	20	(74)%
Emgality	Lilly	Neurology	5	5	5%
Prevymis[c]	Merck & Co.	Infectious disease	—	4	nm
Other products[5]			121	125	(4)%
Total royalty receipts			**1,223**	**711**	**72%**
Distributions to legacy non-controlling interests - royalty receipts			(92)	(106)	(14)%
Adjusted Cash Receipts[1] (non-GAAP)			**1,131**	**605**	**87%**

Amounts shown in the table may not add due to rounding.

(a) Reflects the $475 million milestone payment received following the FDA approval of Zavzpret.

(b) 2022 royalty receipts include the $16 million quarterly redemption payment related to the Series A Biohaven Preferred Shares[6] (presented as *Proceeds from available for sale debt securities* on the statement of cash flows). The Series A Biohaven Preferred Shares were fully redeemed in October 2022 following Pfizer's acquisition of Biohaven. The remaining amounts are related to royalty receipts from Nurtec ODT.

(c) Royalty Pharma receives royalty payments on Prevymis annual worldwide net sales of up to $300 million, which was reached in the third quarter of 2022. As such, Royalty Pharma did not receive royalty receipts on Prevymis net sales in the first quarter of 2023 related to the fourth quarter of 2022.

Net cash provided by operating activities (GAAP) was $1,034 million in the first quarter of 2023, an increase of 125%, compared to $460 million in the same period of 2022. The increase was largely attributable to a $475 million milestone payment received following the FDA approval of Zavzpret, strong portfolio performance and a $35 million payment related to AstraZeneca's election to commercialize Airsupra in the U.S. The increase was partially offset by lower cash collections from Januvia, Janumet and other DPP-IVs, which substantially ended in the second quarter of 2022, declines in Imbruvica and Tysabri royalties and the end of redemption payments related to the Biohaven Series A Preferred Shares.

Total royalty receipts were $1,223 million in the first quarter of 2023, an increase of 72% compared to $711 million in the same period of 2022. The drivers of the increase in total royalty receipts were the same as noted above for Net cash provided by operating activities.

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3 Drivers of royalty receipts in the first quarter of 2023 are discussed below, based on commentary from the marketers of the products underlying the royalties in the preceding quarter (as royalty receipts generally lag product performance by one calendar quarter). The section below excludes comments from marketers on the impact of foreign exchange rates, which was generally a headwind across the portfolio. Refer to Table 6 for description of approved indications. Zavzpret milestone ($475 million, n/a) Following the U.S. FDA approval of Zavzpret. Cystic fibrosis franchise* ($217 million, +7%) Strong uptake of Kaftrio outside the U.S., as well as continued performance of Trikafta in the U.S., including uptake in children ages 6 through 11 years. Tysabri ($86 million, -12%) Impacted by pricing pressure while volume remained relatively stable. Imbruvica ($69 million, -21%) Impacted by challenging market and share dynamics attributed to the pace of COVID recovery as well as increasing competition. Promacta ($50 million, +3%) Driven by increased use in chronic immune thrombocytopenia purpura and further uptake as a first- and/or second-line treatment for severe aplastic anemia. Trelegy ($48 million, n/a) Benefited from strong patient demand growth globally and inclusion on China’s National Reimbursement Drug List. Royalty Pharma acquired a royalty interest in Trelegy in July 2022 and began receiving royalty receipts in the third quarter of 2022. Xtandi ($44 million, +1%) Relatively consistent compared to the prior year period. Tremfya ($32 million, +12%) Driven by market growth and market share gains in psoriasis and psoriatic arthritis, partially offset by an unfavorable prior period adjustment, patient mix and rebates. Evrysdi ($18 million, +91%) Experienced strong growth globally, driven by switch and naive patient starts in the U.S. and share gains in all major markets outside the U.S. Cabometyx / Cometriq ($16 million, +21%) Increased uptake in combination with Opdivo in the first-line renal cell carcinoma setting, partially offset by lower net pricing. Trodelvy ($8 million, +62%) Driven by continued adoption in metastatic triple-negative breast cancer in the U.S. and Europe. Orladeyo ($7 million, +53%) Driven by strong new patient starts and consistent patient retention, as well as an increase in the prescriber base. Nurtec ODT/Biohaven payment ($5 million, -74%) Impacted by prior year comparisons as Royalty Pharma no longer receives Series A Preferred Shares redemption payments following Pfizer’s acquisition of Biohaven in the fourth quarter of 2022. Underlying Nurtec ODT royalties increased $0.5 million, or 11%, compared to the prior year period. Percentages shown represent year-over-year changes. *Includes Kalydeco, Orkambi, Symdeko/Symkevi and Trikafta/Kaftrio. Distributions to legacy non-controlling interests - royalty receipts, which reduce royalty receipts to arrive at Adjusted Cash Receipts(1), were $92 million in the first quarter of 2023, a decrease of 14% compared to the same period of 2022. The decrease was largely due to reduced royalties from maturing or expired products, such as Januvia, Janumet and other DPP- IVs, where the percentage of royalties attributed to non-controlling interests is higher. As a percentage of total royalty receipts, distributions to legacy non-controlling interests - royalty receipts decreased to 8% in the first quarter of 2023, compared to 15% in the prior year period. In addition to reduced royalties from maturing or expired products, the decrease as a percentage of total royalty receipts was also driven by the addition of Trelegy and the Zavzpret milestone payment, both of which have no distributions to non-controlling interests.

4 Adjusted Cash Receipts(1) (non-GAAP) were $1,131 million in the first quarter of 2023, an increase of 87% compared to the same period of 2022, reflecting the Zavzpret milestone, strong portfolio performance, the Airsupra payment and a decrease in distributions to non-controlling interests. This increase was partially offset by a decline in royalty receipts from maturing royalties, lower royalties on Imbruvica and Tysabri, the end of redemption payments related to the Biohaven Series A Preferred Shares as well as unfavorable foreign exchange movements. Prior to the Zavzpret milestone payment in the first quarter of 2023 and the Biohaven redemption payment in the prior year period, Adjusted Cash Receipts(1) growth was 11% in the first quarter of 2023 compared to the first quarter of 2022. Adjusted EBITDA(2) (non-GAAP) is comprised of Adjusted Cash Receipts(1) less payments for operating and professional costs. Adjusted EBITDA(2) was $1,044 million in the first quarter of 2023, an increase of 88% compared to Adjusted EBITDA(2) of $556 million in the first quarter of 2022, and was largely attributable to growth in Adjusted Cash Receipts(1). Additionally, payments for operating and professional costs of $87 million (representing 8% of Adjusted Cash Receipts(1)) in the first quarter of 2023 increased by 78% compared to the $49 million reported in the same period of 2022 (representing 8% of Adjusted Cash Receipts(1)). The increase in payments for operating and professional costs was primarily driven by increased royalty receipts, specifically the Zavzpret milestone. Prior to the Zavzpret milestone payment in the first quarter of 2023 and Biohaven redemption payment in the prior year period, Adjusted EBITDA(2) growth was 11% in the first quarter of 2023 compared to the first quarter of 2022. Adjusted Cash Flow(3) (non-GAAP) is comprised of Adjusted EBITDA(2) less Development-stage funding payments - ongoing, Development-stage funding payments - upfront and milestone, net interest paid and miscellaneous other items. In the first quarter of 2023, Adjusted Cash Flow(3) was $973 million, a 165% increase compared to Adjusted Cash Flow(3) of $367 million for the same period of 2022. The increase in Adjusted Cash Flow(3) was primarily due to growth in Adjusted EBITDA(2) and lower upfront and milestone development-stage funding payments. Prior to the Zavzpret milestone payment in the first quarter of 2023 and Biohaven redemption payment in the prior year period, Adjusted Cash Flow(3) growth was 49% in the first quarter of 2023 compared to the first quarter of 2022. A more comprehensive discussion of the non-GAAP measures utilized by Royalty Pharma to manage its business can be found in the section of this press release entitled ‘Use of Non-GAAP Measures’. Key Developments Relating to the Portfolio The key developments related to Royalty Pharma’s royalty interests are discussed below based on disclosures from the marketers of the products. Cystic fibrosis franchise In April 2023, Vertex announced the U.S. FDA approved the expanded use of Trikafta to include children with cystic fibrosis ages 2 through 5 years. Xtandi In March 2023, Pfizer and Astellas announced positive topline results from the Phase 3 EMBARK trial evaluating Xtandi in men with non-metastatic castration-sensitive prostate cancer with high-risk biochemical recurrence. The study met its primary endpoint with a statistically significant and clinically meaningful improvement in metastasis-free survival for patients treated with Xtandi plus leuprolide versus placebo plus leuprolide. At the time of the analysis, a positive trend in the key secondary endpoint of overall survival was also observed, but these data were not yet mature. Patients in the trial will be followed for a subsequent final overall survival analysis.

5 Zavzpret milestone In March 2023, Pfizer announced the FDA approval of Zavzpret, the first and only calcitonin gene-related peptide receptor antagonist nasal spray for the acute treatment of migraine with or without aura in adults. Following this approval, Royalty Pharma received a $475 million milestone payment from Pfizer in the first quarter of 2023. Cabometyx In March 2023, Exelixis announced that the Phase 3 CONTACT-03 study, evaluating Cabometyx in combination with atezolizumab versus Cabometyx alone in patients with locally advanced or metastatic clear cell or non-clear cell renal cell carcinoma (RCC) who progressed during or after immune checkpoint inhibitor therapy did not meet its primary endpoint of progression-free survival. Aficamten In March 2023, Cytokinetics presented positive results from Cohort 4 of REDWOOD-HCM in patients with non-obstructive hypertrophic cardiomyopathy (HCM). At 10 weeks, patients in Cohort 4 experienced significant improvements in NT-proBNP and high-sensitivity troponin I levels also improved significantly proportional to baseline at each study visit. Aficamten was also well tolerated overall, with modest on-target reductions in left ventricular ejection fraction (LVEF) in response to aficamten over 10 weeks. Trodelvy In February 2023, Gilead announced the FDA approval of Trodelvy for the treatment of adult patients with unresectable locally advanced or metastatic hormone receptor (HR)-positive, human epidermal growth factor receptor 2 (HER2)-negative breast cancer who have received endocrine-based therapy and at least two additional systemic therapies in the metastatic setting. BCX10013 In January 2023, BioCryst announced that initial data from the ongoing Phase 1 single ascending dose and multiple ascending dose trials of BCX10013, a potential once-daily, oral Factor D inhibitor, in healthy volunteers showed rapid and sustained suppression of the alternative pathway of the complement system. BCX10013 was safe and generally well- tolerated at all doses studied to date. However, recent dose-related observations in an ongoing non-clinical study are expected to delay the clinical program. Airsupra (PT027) In January 2023, AstraZeneca announced the FDA approval of Airsupra for the as-needed treatment or prevention of bronchoconstriction and to reduce the risk of exacerbations in people with asthma aged 18 years and older. Royalty Pharma invested in Airsupra through its approximate 44% ownership in Avillion II and its affiliated entities. Following the U.S. approval, AstraZeneca notified Avillion II that it elected to pay a fee of $80 million to Avillion II to exercise the option to commercialize Airsupra in the United States. Royalty Pharma received its pro rata portion of the exercise fee of approximately $35 million in March 2023. Summary of Recent Royalty Acquisition Activity Royalty Pharma announced new transactions of up to $1.6 billion in the first quarter of 2023, including $600 million in upfront payments, as detailed below: • Spinraza and pelacarsen: In January 2023, Royalty Pharma acquired a royalty interest in Biogen’s Spinraza for spinal muscular atrophy and Novartis’ pelacarsen in development for Lp(a) driven cardiovascular disease from Ionis Pharmaceuticals for an upfront payment of $500 million and up to $625 million in additional pelacarsen milestone payments. Under the terms of this agreement, Royalty Pharma will receive 25% to 45% of Ionis’ 11% to 15% royalty on Spinraza sales, on up to $1.5 billion in annual sales. Royalty Pharma’s royalty interest in Spinraza will revert to Ionis after Royalty Pharma receives aggregate Spinraza royalties equal to $475 million or $550 million,

ROYALTY PHARMA PRESS RELEASE

depending on the timing and occurrence of certain events. Royalty Pharma will also receive 25% of Ionis' mid-teens to low-20% royalty on net sales of pelacarsen, resulting in a mid-single digit royalty to Royalty Pharma.

- **KarXT**: In March 2023, Royalty Pharma acquired a royalty interest in KarXT from PureTech Health plc ("PureTech") for an upfront payment of $100 million and up to $400 million in milestone payments contingent on the achievement of certain regulatory and commercial milestones. KarXT is in Phase 3 development by Karuna for the treatment of psychiatric and neurological conditions, including schizophrenia as a monotherapy and adjunctive therapy and psychosis in Alzheimer's disease. Under the terms of this agreement, Royalty Pharma will receive a 3% royalty on annual sales up to $2 billion and a 1% royalty on annual sales above $2 billion.

Liquidity and Capital Resources

- As of March 31, 2023, Royalty Pharma had cash, cash equivalents and marketable securities in the amount of $2.0 billion and total debt with principal value of $7.3 billion.
- In March 2023, Royalty Pharma's Board of Directors approved a share repurchase program of up to $1.0 billion of Class A ordinary shares through June 2027.

2023 Financial Outlook

Royalty Pharma has provided its guidance for full year 2023, **excluding** transactions announced after the date of this release, as follows:

	Provided May 9, 2023	Previous
Adjusted Cash Receipts[(1)] (non-GAAP)	$2,850 million to $2,950 million	$2,850 million to $2,950 million
Payments for operating and professional costs	8% to 9% of Adjusted Cash Receipts	8% to 9% of Adjusted Cash Receipts
Interest paid	$170 million	$170 million
Development-stage funding payments - upfront and milestone	$50 million	$50 million

Royalty Pharma's 2023 guidance was recently increased to reflect the $475 million accelerated milestone payment related to FDA approval of Pfizer's Zavzpret, which was received in March 2023. This Adjusted Cash Receipts[(1)] guidance represents underlying growth of 4% to 9% prior to the Zavzpret milestone payment in 2023 and the payments related to the Biohaven Preferred Shares received in 2022[(4)].

Additionally, this guidance reflects an estimated foreign exchange impact of approximately -1% to -2% [(10)] for full year 2023 Adjusted Cash Receipts[(1)] growth, assuming current foreign exchange rates prevail for 2023.

Total interest paid is based on the semi-annual interest payment schedule of Royalty Pharma's existing notes and is anticipated to be approximately $170 million in 2023. Interest paid is anticipated to be approximately $85 million in the third quarter of 2023 with a *de minimis* amount recorded in the second and fourth quarters of 2023. The projection assumes no incremental debt financing in 2023. In the first quarter of 2023, Royalty Pharma also received interest of $16 million on its cash, cash equivalents and marketable securities, which partially offset interest paid.

Royalty Pharma today provides this guidance based on its most up-to-date view on its prospects. This guidance assumes no major unforeseen adverse events and excludes the contributions from transactions announced subsequent to the date of

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7 this press release. Furthermore, Royalty Pharma may amend its guidance in the event it engages in new royalty transactions which have a material near-term financial impact on the company. Royalty Pharma has not reconciled its non-GAAP 2023 guidance to the most directly comparable GAAP measure, net cash provided by operating activities, at this time due to the inherent difficulty in accurately forecasting and quantifying certain amounts that are necessary for such reconciliation, including, primarily, payments for operating and professional costs, distributions from equity method investees and interest received. Royalty Pharma is not able to forecast on a GAAP basis with reasonable certainty all adjustments needed in order to project net cash provided by operating activities at this time. Financial Results Call Royalty Pharma will host a conference call and simultaneous webcast to discuss its first quarter 2023 results today at 8:00 a.m., Eastern Time. Please visit the “Investors” page of the company’s website at https://www.royaltypharma.com/investors/news-and-events/events to obtain conference call information and to view the live webcast. A replay of the conference call and webcast will be archived on the company’s website for at least 30 days. About Royalty Pharma plc Founded in 1996, Royalty Pharma is the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry, collaborating with innovators from academic institutions, research hospitals and non-profits through small and mid-cap biotechnology companies to leading global pharmaceutical companies. Royalty Pharma has assembled a portfolio of royalties which entitles it to payments based directly on the top-line sales of many of the industry’s leading therapies. Royalty Pharma funds innovation in the biopharmaceutical industry both directly and indirectly - directly when it partners with companies to co-fund late-stage clinical trials and new product launches in exchange for future royalties, and indirectly when it acquires existing royalties from the original innovators. Royalty Pharma’s current portfolio includes royalties on more than 35 commercial products, including Vertex’s Trikafta, Kalydeco, Orkambi and Symdeko, Biogen’s Tysabri and Spinraza, AbbVie and Johnson & Johnson’s Imbruvica, Astellas and Pfizer’s Xtandi, GSK’s Trelegy, Novartis’ Promacta, Pfizer’s Nurtec ODT, Johnson & Johnson’s Tremfya, Roche’s Evrysdi, Gilead’s Trodelvy, and 11 development-stage product candidates. Forward-Looking Statements The information set forth herein does not purport to be complete or to contain all of the information you may desire. Statements contained herein are made as of the date of this document unless stated otherwise, and neither the delivery of this document at any time, nor any sale of securities, shall under any circumstances create an implication that the information contained herein is correct as of any time after such date or that information will be updated or revised to reflect information that subsequently becomes available or changes occurring after the date hereof. This document contains statements that constitute “forward-looking statements” as that term is defined in the United States Private Securities Litigation Reform Act of 1995, including statements that express the company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Examples include discussion of Royalty Pharma’s strategies, financing plans, growth opportunities and market growth. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to the company. However, these forward-looking statements are not a guarantee of Royalty Pharma’s performance, and you should not place undue reliance on such statements. Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, and other factors. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to

8 place undue reliance on such statements. Many of these risks are outside of the company’s control and could cause its actual results to differ materially from those it thought would occur. The forward-looking statements included in this document are made only as of the date hereof. The company does not undertake, and specifically declines, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law. Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and the company’s own internal estimates and research. While the company believes these third-party sources to be reliable as of the date of this document, it has not independently verified, and makes no representation as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. In addition, all of the market data included in this document involves a number of assumptions and limitations, and there can be no guarantee as to the accuracy or reliability of such assumptions. Finally, while the company believes its own internal research is reliable, such research has not been verified by any independent source. For further information, please reference Royalty Pharma’s reports and documents filed with the U.S. Securities and Exchange Commission ("SEC") by visiting EDGAR on the SEC's website at www.sec.gov. Use of Non-GAAP Measures Adjusted Cash Receipts, Adjusted EBITDA and Adjusted Cash Flow are non-GAAP measures presented as supplemental measures to Royalty Pharma’s GAAP financial performance. These non-GAAP financial measures exclude the impact of certain items and therefore have not been calculated in accordance with GAAP. In each case, because operating performance is a function of liquidity, the non-GAAP measures used by management are presented and defined as supplemental liquidity measures. Royalty Pharma cautions readers that amounts presented in accordance with the definitions of Adjusted Cash Receipts, Adjusted EBITDA and Adjusted Cash Flow may not be the same as similar measures used by other companies. Not all companies and analysts calculate the non-GAAP measures Royalty Pharma uses in the same manner. Royalty Pharma compensates for these limitations by using non-GAAP financial measures as supplements to GAAP financial measures and by presenting the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures, in each case being net cash provided by operating activities. Royalty Pharma believes that Adjusted Cash Receipts and Adjusted Cash Flow provide meaningful information about its operating performance because the business is heavily reliant on its ability to generate consistent cash flows and these measures reflect the core cash collections and cash charges comprising its operating results. Management strongly believes that Royalty Pharma’s significant operating cash flow is one of the attributes that attracts potential investors to its business. In addition, Royalty Pharma believes that Adjusted Cash Receipts and Adjusted Cash Flow help identify underlying trends in the business and permit investors to more fully understand how management assesses the performance of the company, including planning and forecasting for future periods. Adjusted Cash Receipts and Adjusted Cash Flow are used by management as key liquidity measures in the evaluation of the company’s ability to generate cash from operations. Both measures are an indication of the strength of the company and the performance of the business. Management uses Adjusted Cash Receipts and Adjusted Cash Flow when considering available cash, including for decision-making purposes related to funding of acquisitions, voluntary debt repayments, dividends and other discretionary investments. Further, these non-GAAP financial measures help management, the audit committee and investors evaluate the company’s ability to generate liquidity from operating activities. Management believes that Adjusted EBITDA is an important non-GAAP measure in analyzing liquidity and is a key component of certain material covenants contained within the company’s Credit Agreement(11). Noncompliance with the

9 interest coverage ratio and leverage ratio covenants under the Credit Agreement(11) could result in lenders requiring the company to immediately repay all amounts borrowed. If Royalty Pharma cannot satisfy these financial covenants, it would be prohibited under the Credit Agreement(11) from engaging in certain activities, such as incurring additional indebtedness, paying dividends, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA is critical to the assessment of Royalty Pharma’s liquidity. Management uses Adjusted Cash Flow to evaluate its ability to generate cash from operations, the performance of the business and the company’s performance as compared to its peer group. Management also uses Adjusted Cash Flow to compare its performance against non-GAAP measures used by many companies in the biopharmaceutical industry, even though each company may customize its own calculation and therefore one company’s metric may not be directly comparable to another’s. Royalty Pharma believes that non-GAAP financial measures, including Adjusted Cash Flow, are frequently used by securities analysts, investors and other interested parties to evaluate companies in Royalty Pharma’s industry. The non-GAAP financial measures used in this press release have limitations as analytical tools, and you should not consider them in isolation or as a substitute for the analysis of Royalty Pharma’s results as reported under GAAP. The company has provided a reconciliation of each non-GAAP financial measure, except for its non-GAAP outlook to the most directly comparable GAAP financial measure, in each case being net cash provided by operating activities at Table 5. Royalty Pharma Investor Relations and Communications +1 (212) 883-6772 ir@royaltypharma.com

10 Royalty Pharma plc Condensed Consolidated Statements of Operations (unaudited) Table 1 Three Months Ended March 31, ($ in millions) 2023 2022 Income and other revenues Income from financial royalty assets 665 512 Revenue from intangible royalty assets 0 34 Other royalty income 19 17 Total income and other revenues 684 562 Operating expenses Provision for changes in expected cash flows from financial royalty assets 119 185 Research and development funding expense 1 101 Amortization of intangible assets — 6 General and administrative expenses 86 52 Total operating expenses, net 205 342 Operating income 479 220 Other (income)/expense Equity in earnings of equity method investees (35) (0) Interest expense 47 47 Other (income)/expenses, net (42) 45 Total other (income)/expenses, net (30) 92 Consolidated net income before tax 509 128 Income tax expense — — Consolidated net income 509 128 Net income attributable to non-controlling interests 168 76 Net income attributable to Royalty Pharma plc 341 52 Amounts may not add due to rounding.

11 Royalty Pharma plc Selected Balance Sheet Data (unaudited) Table 2 ($ in millions) As of March 31, 2023 As of December 31, 2022 Cash and cash equivalents 1,976 1,711 Marketable securities — 24 Total current and non-current financial royalty assets, net 14,272 14,184 Total assets 17,074 16,813 Current portion of long-term debt 998 998 Long-term debt, net of current portion 6,123 6,119 Total liabilities 7,252 7,288 Total shareholders’ equity 9,822 9,525

12 Royalty Pharma plc Condensed Consolidated Statements of Cash Flows (unaudited) Table 3 Three Months Ended March 31, ($ in millions) 2023 2022 Cash flows from operating activities: Cash collections from financial royalty assets 1,152 622 Cash collections from intangible royalty assets 1 36 Other royalty cash collections 20 17 Distributions from equity method investees 16 21 Interest received 16 0 Development-stage funding payments - ongoing (1) (1) Development-stage funding payments - upfront and milestone — (100) Payments for operating and professional costs (87) (49) Interest paid (83) (86) Net cash provided by operating activities 1,034 460 Cash flows from investing activities: Distributions from equity method investees 35 — Investments in equity method investees (4) (3) Purchases of equity securities — (34) Purchases of available for sale debt securities — (65) Proceeds from available for sale debt securities — 16 Purchases of marketable securities — (177) Proceeds from sales and maturities of marketable securities 24 275 Acquisitions of financial royalty assets (602) (0) Milestone payments (12) — Net cash (used in)/provided by investing activities (559) 11 Cash flows from financing activities: Distributions to legacy non-controlling interests - royalty receipts (92) (106) Distributions to continuing non-controlling interests (33) (35) Dividends to shareholders (89) (82) Contributions from legacy non-controlling interests - R&D 0 1 Contributions from non-controlling interests - other 3 2 Net cash used in financing activities (210) (221) Net change in cash and cash equivalents 265 250 Cash and cash equivalents, beginning of period 1,711 1,541 Cash and cash equivalents, end of period 1,976 1,792 Amounts may not add due to rounding.

ROYALTY PHARMA PRESS RELEASE

Royalty Pharma plc
Non-GAAP Financial Measures (unaudited)
Table 4

	Three Months Ended March 31,		
($ in millions)	2023	2022	Change
Net cash provided by operating activities (GAAP)	1,034	460	125%
Royalties:			
Zavzpret milestone[a]	475	—	n/a
Cystic fibrosis franchise	217	202	7%
Tysabri	86	97	(12)%
Imbruvica	69	87	(21)%
Promacta	50	48	3%
Trelegy	48	—	n/a
Xtandi	44	43	1%
Tremfya	32	28	12%
Evrysdi	18	9	91%
Cabometyx/Cometriq	16	13	21%
Farxiga/Onglyza	12	9	23%
Trodelvy	8	5	62%
Erleada	7	5	40%
Orladeyo	7	4	53%
Crysvita	6	5	24%
Nurtec ODT/Biohaven payment[b]	5	20	(74)%
Emgality	5	5	5%
Prevymis[c]	—	4	nm
Other products[5]	121	125	(4)%
Total royalty receipts	**1,223**	**711**	**72%**
Distributions to legacy non-controlling interests - royalty receipts	(92)	(106)	(14)%
Adjusted Cash Receipts[1] (non-GAAP)	**1,131**	**605**	**87%**
Payments for operating and professional costs	(87)	(49)	78%
Adjusted EBITDA[2] (non-GAAP)	**1,044**	**556**	**88%**
Development-stage funding payments - ongoing	(1)	(1)	-%
Development-stage funding payments - upfront and milestone	—	(100)	(100)%
Interest paid, net	(67)	(86)	(22)%
Investments in equity method investees	(4)	(3)	17%
Contributions from legacy non-controlling interests - R&D	0	1	(55)%
Adjusted Cash Flow[3] (non-GAAP)	**973**	**367**	**165%**

Amounts may not add due to rounding.

(a) Reflects the $475 million milestone payment received following the FDA approval of Zavzpret.

(b) 2022 royalty receipts include the $16 million quarterly redemption payment related to the Series A Biohaven Preferred Shares[6] (presented as *Proceeds from available for sale debt securities* on the statement of cash flows). The Series A Biohaven Preferred Shares were fully redeemed in October 2022 following Pfizer's acquisition of Biohaven. The remaining amounts are related to royalty receipts from Nurtec ODT.

(c) Royalty Pharma receives royalty payments on Prevymis annual worldwide net sales of up to $300 million, which was reached in the third quarter of 2022. As such, Royalty Pharma did not receive royalty receipts on Prevymis net sales in the first quarter of 2023 related to the fourth quarter of 2022.

13

14 Royalty Pharma plc GAAP to Non-GAAP Reconciliation (unaudited) Table 5 Three Months Ended March 31 ($ in millions) 2023 2022 Net cash provided by operating activities (GAAP) 1,034 460 Adjustments: Proceeds from available for sale debt securities(6)(7) — 16 Distributions from equity method investees(7) 35 — Interest paid, net(7) 67 86 Development-stage funding payments - ongoing(8) 1 1 Development-stage funding payments - upfront and milestone(8) — 100 Payments for operating and professional costs 87 49 Distributions to legacy non-controlling interests - royalty receipts(7) (92) (106) Adjusted Cash Receipts(1) (non-GAAP) 1,131 605 Net cash provided by operating activities (GAAP) 1,034 460 Adjustments: Proceeds from available for sale debt securities(6)(7) — 16 Distributions from equity method investees(7) 35 — Interest paid, net(7) 67 86 Development-stage funding payments - ongoing(8) 1 1 Development-stage funding payments - upfront and milestone(8) — 100 Distributions to legacy non-controlling interests - royalty receipts(7) (92) (106) Adjusted EBITDA(2) (non-GAAP) 1,044 556 Net cash provided by operating activities (GAAP) 1,034 460 Adjustments: Proceeds from available for sale debt securities(6)(7) — 16 Distributions from equity method investees(7) 35 — Contributions from legacy non-controlling interests - R&D(7) 0 1 Distributions to legacy non-controlling interests - royalty receipts(7) (92) (106) Investments in equity method investees(7)(9) (4) (3) Adjusted Cash Flow(3) (non-GAAP) 973 367 Amounts may not add due to rounding.

15 Royalty Pharma plc Description of Approved Indications for Select Portfolio Therapies Table 6 Zavzpret Acute treatment of migraine Cystic fibrosis franchise Cystic fibrosis Tysabri Relapsing forms of multiple sclerosis Imbruvica Hematological malignancies and chronic graft versus host disease Promacta Chronic immune thrombocytopenia purpura and aplastic anemia Trelegy Chronic obstructive pulmonary disease and asthma Xtandi Prostate cancer Tremfya Plaque psoriasis and active psoriatic arthritis Evrysdi Spinal muscular atrophy Cabometyx / Cometriq Kidney, liver and thyroid cancer Trodelvy Breast and bladder cancer Orladeyo Hereditary angioedema prophylaxis Nurtec ODT Acute and preventative treatment of migraine

16 Notes (1) Adjusted Cash Receipts is a measure calculated with inputs directly from the statements of cash flows and includes (1) total royalty receipts: (i) cash collections from royalty assets (financial assets and intangible assets), (ii) Other royalty cash collections, (iii) Distributions from equity method investees, plus (2) Proceeds from available for sale debt securities, and less (1) Distributions to legacy non-controlling interests - royalty receipts, which represent contractual distributions of royalty receipts and proceeds from available for sale debt securities to the Legacy Investors Partnerships and Royalty Pharma Select Finance Trust (RPSFT). See Royalty Pharma’s Annual Report on Form 10-K filed with the SEC on February 15, 2023 for additional discussion. See GAAP to Non-GAAP reconciliation at Table 5. (2) Adjusted EBITDA is important to lenders and is defined under the Credit Agreement(11) as Adjusted Cash Receipts(1) less payments for operating and professional costs. Operating and professional costs reflect Payments for operating and professional costs from the statements of cash flows. See GAAP to Non-GAAP reconciliation at Table 5. (3) Adjusted Cash Flow is defined as Adjusted EBITDA(2) less (1) Development-stage funding payments - ongoing, (2) Development-stage funding payments - upfront and milestone, (3) Interest paid, net of Interest received, (4) Investments in equity method investees and (5) Other (including Derivative collateral posted, net of Derivative collateral received and Termination payments on derivative instruments) plus (1) Contributions from legacy non-controlling interests - R&D, all directly reconcilable to the statements of cash flows. See GAAP to Non-GAAP reconciliation at Table 5. (4) Underlying growth in 2023 Adjusted Cash Receipts is calculated based on Royalty Pharma’s 2023 guidance net of the $475 million Zavzpret milestone payment and Adjusted Cash Receipts of $2,789 million in 2022 net of the $458 million accelerated Biohaven payment from Pfizer’s acquisition of Biohaven and $52 million related to contributions from quarterly redemption payments of Series A Biohaven Preferred Shares in 2022. (5) Other products primarily include royalty receipts on the following products: Bosulif (a product co-developed by Royalty Pharma’s joint venture investee, Avillion I, for which receipts are presented as Distributions from equity method investees in the operating section of the statements of cash flows), Cimzia, Entyvio, IDHIFA, Januvia, Janumet, Other DPP-IVs, Letairis, Lexiscan, Mircera, Myozyme, Nesina, Oxlumo, Soliqua, Tazverik and distributions from the Legacy SLP Interest. In the first quarter of 2023, amount also includes a receipt of $35 million from Royalty Pharma’s joint venture investee, Avillion II, for the pro rata portion of the $80 million fee paid by AstraZeneca to exercise the option to commercialize Airsupra in the United States (presented as Distributions from equity method investees in the investing section of the statements of cash flows). (6) Receipts from the quarterly redemption of the Series A Biohaven Preferred Shares in 2022 are presented as Proceeds from available for sale debt securities on the statements of cash flows. (7) The table below shows the line item for each adjustment and the direct location for such line item on the statements of cash flows. Reconciling Adjustment Statements of Cash Flows Classification Proceeds from available for sale debt securities Investing activities Investments in equity method investees Investing activities Distributions to legacy non-controlling interests - royalty receipts Financing activities Interest paid, net Operating activities (Interest paid less Interest received) Contributions from legacy non-controlling interest - R&D Financing activities Distributions from equity method investees Investing activities (8) Royalty Pharma’s lenders consider all payments made to support R&D activities for development-stage product candidates similar to asset acquisitions as these funds are expected to generate operational returns in the future. All ongoing development-stage funding payments and upfront and milestone development-stage funding payments are reported in R&D funding expense in net income and are added back in aggregate to Net cash provided by operating activities to arrive at Adjusted EBITDA(2). As a result, Adjusted EBITDA(2) captures the full add-back for development-stage funding payments. (9) Royalty Pharma considers all payments to fund its operating joint ventures that are performing R&D activities for development-stage product candidates similar to asset acquisitions as these funds are expected to generate operational returns in the future. As a result, amounts funded through capital calls by Royalty Pharma’s equity method investees, the Avillion Entities, are deducted to arrive at Adjusted Cash Flow(3), but are not deducted in Adjusted EBITDA(2). (10) Foreign exchange impact represents an estimate of the difference in results that are attributable to fluctuations in currency exchange rates based on certain assumptions of prevailing exchange rates, contractual terms, geographies from which royalties are derived, timing of payments and other factors. The marketers paying royalties may not provide or may not be required to provide the breakdown of product sales by geography. Actual foreign exchange impact may be different than estimates. (11) See Royalty Pharma’s Annual Report on Form 10-K filed with the SEC on February 15, 2023 for additional discussion on defined term.